Exhibit 99.1

New Findings Show Moleculin’s Annamycin Overcomes Resistance to Venetoclax in AML

Preclinical data accepted for online publication at ASH Annual Meeting reveal significant activity of Annamycin in Venetoclax resistant AML model

New preliminary clinical results show Annamycin plus Ara-C achieved 60% CR/CRi in subjects who were relapsed from or refractory to Venetoclax regimens; more than 4 times greater than published historical rates

Annamycin demonstrates an even greater potential than previously reported to address a significant AML patient population for which treatment options are extremely limited

New data from MB-106 trial show median overall survival of 11.6 months in subjects receiving AnnAraC as 2nd line therapy

HOUSTON, November 18, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced new findings supporting the ability of Annamycin to overcome resistance to Venetoclax in acute myeloid leukemia (“AML”). This includes data from preclinical in vitro studies recently accepted for online publication at the upcoming American Society of Hematology (“ASH”) Annual Meeting, and correlates with efficacy demonstrated by recent preliminary clinical data in subjects who were relapsed from or refractory to first line Venetoclax regimens and were then treated with Annamycin in combination with Ara-C (“AnnAraC”).

Jorge Cortes, MD, Director of the Georgia Cancer Center at Augusta University and a member of the Company’s Scientific Advisory Board, commented, “Although Venetoclax has been an important improvement in first line therapy for AML patients who are unfit for intensive chemotherapy, the rate of relapse is high and overall survival post relapse is just a few months. This turns out to be a large percentage of AML patients in total and we clearly need a better treatment option.”

Michael Andreeff, MD, PhD, Professor of Medicine, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center and a member of the Company’s Scientific Advisory Board, added, “Many patients get Ven-Aza, not because they are ‘unfit’ but because of the high initial response rates. When they relapse, however, our options are very limited. Annamycin combined with Ara-C could significantly advance the standard of care and provide better outcomes for these high-risk patients. I am excited to be a part of the next step in the development of this important asset.”

A prior publication, Outcomes of relapsed or refractory acute myeloid leukemia after frontline hypomethylating agent and venetoclax regimens1, reported that the CR/CRi2 rate for salvage therapy using available standard of care in AML subjects who relapsed from or were refractory to Venetoclax regimens was 12.5% (n=24, 4% CR). The new preliminary clinical findings announced today in the MB-106 clinical trial indicate that relapsed or refractory (“R/R”) AML subjects previously treated with Venetoclax regimens achieved a 60% CR/CRi rate (n=5, 40% CR), more than 4 times the rate that would be expected based on the above referenced paper. As previously disclosed in MB-106, there was an overall CR/CRi rate of 60% (50% CR) in 2nd line subjects (n=10) and 41% (36% CR) in all subjects, 1st-7th line (n=22).

An abstract titled, “Annamycin, a non-cardiotoxic anthracycline, demonstrates unique organotropism and activity against Ara-C and Venetoclax resistant AML,” supporting the clinical activity of Annamycin was accepted for online publication at the ASH Annual Meeting being held December 7-10, 2024, in San Diego, CA. The abstract will be published in a supplemental issue of Blood, expected in late November, and will become part of the permanent ASH and Blood abstracts archive following the conclusion of the Annual Meeting.

Additionally, new preliminary data from the Company’s Phase 1B/2 clinical trial evaluating AnnAraC for the treatment of subjects with AML as both first line therapy and for subjects who were refractory to or relapsed after induction therapy (MB-106) demonstrated median overall survival (“OS”) of 9.1 months for subjects with a wide range of (0-6) prior lines of therapy (n=22) and 11.6 months (n=10) for subjects with 1 prior line of therapy (second line therapy).

“Moleculin is focusing on development of Annamycin to address the significant unmet need in R/R AML. The growing body of preliminary data continue to bolster our confidence in the safety and efficacy of Annamycin, and its potential to provide patients and physicians with a promising new treatment option in AML,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “We believe the latest preliminary OS data we are seeing in our MB-106 trial can now be considered exceptional and we look forward to the initiation of our pivotal registration study, especially now that our recent protocol amendment allows for disclosing unblinded data for the first 45 subjects, which we expect within the next 12 months.”

The Company is advancing the development of Annamycin in a Phase 3 pivotal trial evaluating AnnAraC for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML) (MB-108). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be a global trial, including sites in the US. The Company remains on track to initiate patient treatment in the first quarter of 2025.

1 A. Maiti, C. Rausch, J. Cortes, Et al, “Outcomes of relapsed or refractory acute myeloid leukemia after frontline hypomethylating agent and venetoclax regimens, Haematologica online, vol. 106 No.3 (2021)

2 CR = complete remission; CRi = complete remission with incomplete hematologic recovery

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the commencement of enrollment of the MIRACLE trial. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com